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                                                             EXHIBIT (h)(1)

                             HEARTLAND GROUP, INC.
                           250 East Wisconsin Avenue
                              Milwaukee, WI 53202


                                February 6, 1987


First Wisconsin Trust Company
777 East Wisconsin Avenue
P.O. Box 701
Milwaukee, WI 53201-0701

Dear Sir/Madam:

Heartland Group, Inc. (the "Fund") is engaged in the business of an investment company. The Board of Directors of the Fund has selected you to act as Transfer Agent, Dividend Disbursing Agent and Shareholders' Servicing Agent for the Fund and Plan Agent and Escrow Agent for the Funds' shareholders, and you are willing to act as such Agent and perform the respective duties and functions thereof in the manner and on the conditions hereinafter set forth. Accordingly, the Fund hereby agrees with you as follows:

     1. Copies of Corporate Documents.  The Fund will furnish you promptly with
        -----------------------------
        copies of any Registration Statements now in effect or hereafter filed by it with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, together with any financial statements and Exhibits included therein, and all amendments or supplements thereto hereafter filed.

     2. Transfer of Shares.  You are authorized to transfer on our records from
        ------------------
        time to time Shares for which certificates are surrendered to you in proper form for transfer, and, upon cancellation and destruction thereof, to countersign, register and issue new certificates for the same number of Shares and to deliver them pursuant to instructions received from the transferor. You are authorized to transfer on our records from time to time Shares for which no certificates are issued upon surrender to you of sufficient documentation in proper form to effect such transfer.
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First Wisconsin Trust Company
February 6, 1987
Page 2


     3. Share Certificates.  The Fund shall supply you with a sufficient supply
        ------------------
        of blank share certificates representing the Shares, in the form approved from time to time by the Board of Directors of the Fund, and, from time to time, shall replenish such supply upon your request. Such blank stock certificates shall be properly signed, manually or by facsimile signature, by the duly authorized officers of the Fund, and shall bear the corporate seal or facsimile thereof of the Fund; and notwithstanding the death, resignation or removal of any officer of the Fund authorized to sign such share certificates, you may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Fund.

     4. Lost or Destroyed Certificates.  In case of the alleged loss or
        ------------------------------
        destruction of any certificate of stock, no new certificate shall be issued in lieu thereof, unless there shall first be furnished an appropriate bond satisfactory to you and the Fund, and issued by Travelers Insurance Company or a surety company satisfactory to you.

     5. Receipt of Funds for Investment.  Upon receipt of any check drawn or
        -------------------------------
        endorsed to you as agent for, or otherwise identified as being for the account of, the Fund, or The Milwaukee Company as the principal underwriter of the Fund (hereinafter referred to as the "Principal Underwriter"), you will stamp the check with the date of receipt, determine the amount thereof due the Fund, and the Principal Underwriter, respectively, deposit the portion due the Principal Underwriter in its account with First Wisconsin Trust Company (hereinafter referred to as "Custodian") or such other bank as may from time to time be designated by the Principal Underwriter, deposit the net amount due the Fund in its account with Custodian or any successor thereto as custodian for the Fund, notify the Principal Underwriter and Custodian respectively, of such deposits, such notification to be given as soon as practicable on the next business day stating the total amount deposited to said accounts during the previous business day. Such notification shall be confirmed in writing.

     6. Shareholder Accounts.  Upon receipt of any check referred to in
        --------------------
        paragraph 5 hereof, you will compute the number of Shares due to the shareholder according to the price of the Fund Shares in effect for purchases made on the date of such receipt as set forth in the Funds' current Prospectus, and:

               (a) In the case of a new shareholder, open and maintain a
                   bookshare account for such shareholder in the name or names set forth in the subscription application form.

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First Wisconsin Trust Company
February 6, 1987
Page 3


               (b) If specifically requested in writing by the shareholder, countersign, issue and mail, by first class mail, to the shareholder at his address as set forth on such application, a share certificate for full shares.

               (c) Send to the shareholder a confirmation indicating the amount of full and fractional shares purchased (in the case of fractional shares, rounded to three decimal places), the price per share and a historical confirmation of any transactions made on the shareholder's account since the inception of the calendar year in which such investment is made; and

               (d) In the case of a request to establish an accumulation plan, group program, withdrawal plan or other plan or program being offered by this Funds' current Prospectus, open and maintain such plan or program for the shareholder in accordance with the terms thereof;

          all subject to any reasonable instructions which the Principal Underwriter or the Fund may give to you with respect to rejection of orders for Shares.

     7.   Unpaid Checks and Drafts.  In the event that any check or other order
          ------------------------
          for payment of money on the account of any shareholder or new investor is returned unpaid for any reason, you will:

               (a) Give prompt notification to the Fund of such non-payment and

               (b) Take such other steps, including redepositing those checks in excess of $2500 for collection or redelivering such check to the shareholder or new investor and placing a stop transfer order against any Shares held by him, as the Fund or the Principal Underwriter may instruct you.

     8.   Sales Charge.  In computing the number of Shares to credit the account
          ------------
          of a shareholder pursuant to paragraph 6 hereof, you will calculate the total of the applicable Principal Underwriter and representative sales charges with respect to each purchase as set forth in the Fund's current Prospectus and in accordance with any notification filed with respect to combined and accumlated purchases; you will also determine the portion of each sales charge payable by the Principal Underwriter to the representative participating in the sale in accordance with such schedules as are from time to time delivered by the Principal Underwriter to you; provided, however, you shall have no liability hereunder growing out of the incorrect selection by you of the gross rate of sales charges except that this

                                       3
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First Wisconsin Trust Company
February 6, 1987
Page 4



          exculpation shall not apply in the event the rate is specified by the Principal Underwriter or the Funds and you fail to select the rate specified.

     9.   Dividends and Distributions.  The Fund will promptly notify Transfer
          --------- --- -------------
          Agent of the declarations of any dividend or distribution with respect to Shares. Transfer Agent will, seventy-two (72) hours prior to the payment date of any such dividend or distribution, notify the Fund of the total number of Shares issued and outstanding as of the record date for such dividend or distribution and the amount of cash required to pay such dividend or distribution. The Fund agrees that on or before the mailing date of such dividend or distribution it will instruct the Custodian Bank to make available to Transfer Agent sufficient funds in the dividend and distribution account maintained by the Fund with Transfer Agent to pay such dividend and distribution. Transfer Agent will prepare and mail to shareholders any checks to which they are entitled by reason of any dividend or distribution and, in the case of shareholders entitled to receive additional Shares by reason of any such dividend or distribution, Transfer Agent will make appropriate credits to their bookshare accounts or prepare and mail to shareholders certificates, if any, in accordance with their requests submitted in writing. No later than 1:00 P.M. on any dividend or distribution payment date, Transfer Agent shall inform the Fund of the total number of full and fractional Shares reinvested by shareholders. Each such shareholder shall be notified of any dividend and distribution, including the amount of any reinvested Shares and copies of such notices shall also be sent to such shareholders' dealers.

     10.  Repurchases and Redemptions. You will receive and stamp with the date
          ---------------------------
          all certificates and requests delivered to you for repurchase or redemption of Shares and you will process such repurchases as agent for the Principal Underwriter and such redemptions as agent for the Fund as follows:

               (a) If such certificate or request complies with the standards for repurchase or redemption as approved by the Fund, you will, on or prior to the seventh calendar day succeeding the receipt of any such request for repurchase or redemption in good order, pay from funds available from time to time in the repurchase and redemption account maintained by the Fund with Custodian, the appropriate repurchase or redemption price, as the case may be, to the shareholder as set forth in the current Prospectus of the Fund.

               (b) If such certificate or request does not comply with said standards for repurchases or redemptions as approved by the Fund, you will promptly notify the shareholder of such fact, together with the

                                       4
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First Wisconsin Trust Company
February 6, 1987
Page 5



                   reason therefor, and shall effect such repurchase or redemption at the price in effect at the time of receipt of documents complying with said standards, or, in the case of a repurchase, at such other time as the Principal Underwriter shall so direct. Notification shall be provided by first-class mail for accounts of $5,000 or less, and by telephone, confirmed by a first-class letter, for accounts in excess of $5,000; and

               (c) You shall notify the Fund and the Principal Underwriter as soon as practicable of each business day of the total number of Shares covered by requests for repurchase or redemption which were received by you in proper form on the previous business day, such notification to be confirmed in writing.

     11. Systematic Withdrawal Plans.  You will process systematic withdrawal
         ---------------------------
         orders pursuant to the provisions of withdrawal plans duly executed by shareholders and the current Prospectus of the Fund. Payment upon such withdrawal orders shall be made by you from the appropriate account maintained by the Fund with Custodian approximately the twenty-fifth
         (25th) day of each month in which a payment has been requested, and you, on or after the fifth business day prior to the payment date, will withdraw from a shareholder's account and present for repurchase or redemption as many Shares as shall be sufficient to make such withdrawal payment pursuant to the provisions of the shareholder's withdrawal plan and the current Prospectus of the Fund. From time to time on new systematic withdrawal plans, a check for a payment date already past may be issued upon request by the shareholder.

     12. Letters of Intent.  You will process such letters of intent for
         -----------------
         investing Shares as are provided for in the Funds' current Prospectus and you will act as Escrow Agent pursuant to the terms of such letters of intent (as incorporated from the Prospectus by the account application form) duly executed by shareholders. You will make appropriate deposits to the account of the Principal Underwriter for the adjustment of sales charges as therein provided and will currently report the same to the Principal Underwriter.

     13. Wire-Order Purchases and Redemptions.  Wire-Order redemption and sale
         ------------------------------------
         orders will be incorporated into the Fund's clearance file with you. You will send written confirmations to the participating dealers containing all details of the wire-order purchases placed by each such dealer by close of business on the business day following receipt of such orders by you or the Principal Underwriter, with copies to the Fund and the Principal Underwriter. Upon receipt of any check drawn or

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First Wisconsin Trust Company
February 6, 1987
Page 6


         endorsed to the Fund (or you, as agent) or otherwise identified as being payment of an outstanding wire-order, you will stamp said check with the date of its receipt and deposit the amount represented by such check to the Fund's deposit account maintained with you. No later than 9:30 A.M. on the third day following such deposit, you will by bank wire transfer Federal Funds in an amount equal to the net asset value of the Shares so purchased to the Fund's accounts at the Custodian Bank. You will compute the respective portions of such deposit which represent the sales charge and the net asset value of the Shares so purchased and will notify the Fund and the Principal Underwriter before noon of each business day of the total amount deposited in the Fund's deposit account during the previous business day. You will remit to the Principal Underwriter the commissions earned by the Principal Underwriter as of the 15th and the last day of each calendar month. Upon receipt of any such purchase order, you will compute the number of Shares due to the investor and:

          (a) upon receipt of payment and registration instructions, issue the number of Shares to the investor; or

          (b) in the absence of registration instructions, place the paid order into a paid-and-waiting status; or

          (c) in the case of an existing shareholder, credit the bookshare account of said investor with such number of Shares; or

          (d) in the case of a new investor, open a bookshare account for such investor in the name or names and address set forth in the instructions received from the participating dealer, and credit the account with such number of Shares; or

          (e) if specifically requested in writing by the dealer, countersign, issue and mail, by first class mail, a stock certificate for full Shares, together with a refund check equal to any excess of the amount of payment over the total purchase price, if any, in accordance with the participating dealer's instructions; and

          (f) send to the shareholder a confirmation (copy to the participating dealer) indicating the amount of full and fractional Shares purchased (in case of fractional shares, rounded to three decimal places), the price per share, and a historical confirmation of all transactions made in the shareholder's account since the beginning of the calendar year in which such investment was made; and

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First Wisconsin Trust Company
February 6, 1987
Page 7


          (g) in the event that payment for a purchase order is not received by you on the seventh business day following receipt of the order, prepare a notification to the participating dealer that the trade is in a warning status and forward such notification to the Principal Underwriter; and in the event that payment for a purchase order is not received by you on the tenth business day following receipt of the order, prepare a NASD "notice of failure of dealer to make payment" and forward such notification to the Principal Underwriter.

     14. Telephone Exchanges Between Funds. You shall execute exchanges of
         ---------------------------------
         shares between the Fund and Heartland Value Fund, Inc. on a relative net asset basis pursuant to telephone instructions received by you directly from the shareholder of record of the subject shares, provided the requested exchange is permitted under, and meets the requirements set forth in the Fund's then current prospectus. You shall process and record such an exchange as a redemption of the shares being exchanged by the appropriate Fund and a contemporaneous purchase of the appropriate number of shares of the other Fund. No commissions shall be due on such exchanges.

     15. Other Plans.  You will process such accumulation plans, group programs
         -----------
         and other plans or programs for investing in Shares as are now provided for in the Fund's current Prospectus and will act as plan agent for shareholders pursuant to the terms of such plans and programs duly executed by such shareholders.

     16. Tax Returns and Reports.  In the event that the Fund revises its
         -----------------------
         investment objectives and policies to provide for the payment of dividends and other distributions to its shareholders, you will prepare, file with the Internal Revenue Service and, if required, mail to shareholders such returns for reporting dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations; and you will withhold such sums as are required to be withheld under applicable Federal and State income tax law, rules and regulations.

     17. Record Keeping. You will maintain records, which at all times will be
         --------------
         the property of the Fund and available for inspection by the Fund and Principal Underwriter, showing for each shareholder's account the following:

               (a) Name and address;

               (b) Number of Shares held and number of Shares for which
                   certificates have been issued;

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First Wisconsin Trust Company
February 6, 1987
Page 8


               (c) Historical information regarding the account of each
                   shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

               (d) Any stop or restraining order placed against a shareholder's account;

               (e) Any instructions as to withdrawal orders under withdrawal plans, letters of intent, dividend address, and any correspondence or instructions relating to the current maintenance of a shareholder's account.

          You shall be obligated to maintain at your expense those records necessary to carry out your duties hereunder. The remaining records will be preserved by you, at our expense, in a manner that shall be determined before any change in the status of said records is made by you.

     18.  Other Information Furnished.  You will furnish to the Fund and the
          ---------------------------
          Principal Underwriter such other information, including shareholder lists and statistical information as may be agreed upon from time to time between you and the Fund. You shall notify the Fund of any request or demand to inspect the stock books of the Fund and will act upon the instructions of the Fund as to permitting or refusing such inspection.

     19.  Correspondence.  You will answer promptly that correspondence from
          --------------
          shareholders, representatives, the Fund and the Principal Underwriter relating to your duties hereunder and such other correspondence as may from time to time be mutually agreed upon between you and the Fund.

     20.  Communications to Shareholders and Meetings.  You will address and
          -------------------------------------------
          mail communications by the Fund to their shareholders, including financial reports to shareholders, proxy material for meetings of the shareholders and periodic communications to shareholders.

     21.  Compensation.  You will receive a fee payable at the rate of (See
          ------------
          Attached -Schedule A) per month for each shareholder account existing during such month for the performance of all your duties and responsibilities hereunder; provided that you will be entitled to reimbursement for postage expenses incurred in the mailing of all shareholder communications; and provided further that you shall be entitled to additional reasonable compensation on a time and materials basis in connection with the annual proxy solicitation and any shareholder

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First Wisconsin Trust Company
February 6, 1987
Page 9


          communications in addition to those currently being distributed. From time to time, the Fund may request additional reports, dates and/or services which will be provided by you in accordance with our mutual agreement as to additional reasonable fees. In addition, you will be reimbursed by the Fund for any out-of-pocket expenses or disbursements which you may reasonably incur in excess of your basic overhead expenses incurred for providing such services.

     22.  Use of Your Name.  The Fund will not use your name in any prospectus,
          ----------------
          sales literature or other material relating to the Fund in a manner not approved by you in writing before such use, provided, however, that you hereby agree to consent to all uses of your name which merely refer in accurate terms to your appointments hereunder or which are required by the Securities and Exchange Commission or a state securities commission, and provided, further, that in no case will such approval be unreasonably withheld.

     23.  Duty of Care and Indemnification.  You shall at all times use
          --------------------------------
          reasonable care and act in good faith in performing your duties hereunder. Without limiting the generality of the foregoing, you shall not be liable or responsible for delays or errors occuring by reason of circumstances beyond your control, including acts of civil or military authority, national or state emergencies, an announced employee strike significant enough to cease mutual fund transfer operations, fire, mechanical breakdown, flood or catastrophy, acts of God, insurrection, war, riots or failure of transportation, communication or power supply. The Fund will indemnify and hold you harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from your bad faith or negligence, and arising out of, or in connection with your duties on behalf of the Fund hereunder. In addition, the Fund will indemnify and hold you harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of the negligence of the Fund or the Principal Underwriter (unless contributed to by your negligence or bad faith), or as a result of your acting upon telephone instructions relating to the exchange of shares between the Fund and the Heartland Value Fund, Inc. received by you and reasonably believed by you to have originated from the record owner of the subject shares, or as a result of your acting upon any instructions executed or orally communicated only by a duly authorized officer or employee of the Fund or the Principal Underwriter, according to such lists of authorized officers and employees furnished you and as amended from time to time in writing by the President or Executive Vice President, or as a result of acting in reliance upon any genuine instrument or stock certificate signed, counter-signed or executed by any person or persons authorized

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First Wisconsin Trust Company
February 6, 1987
Page 10



          to sign, counter-sign or execute the same. In order for this paragraph to apply, it is understood that if in any case the Fund may be asked to indemnify or hold you harmless, the Fund shall be advised of all pertinent facts concerning the situation in question, and it is further understood that you will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend you against any claim which may be the subject of this indemnification and in the event that the Fund so elects, they will so notify you and thereupon the Fund shall take over complete defense of the claim and you shall sustain no further legal or other expenses in such situation for which you shall seek indemnification under this paragraph. You will in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify you except with the Fund's prior written consent.

     24.  Notices.  Notices or other communications hereunder shall be in
          -------
          writing and shall be deemed effective when served or otherwise delivered to either party hereto at the addresses set forth in this Agreement, or at such other addresses as the parties hereto may designate by notice to each other.



     25.  Further Assurances.  Each party agrees to perform such further acts
          ------------------
          and execute such further documents as are necessary to effectuate the purposes hereof.

     26.  Termination, Etc.  Neither this agreement nor any provisions hereof
          ----------------
          may be changed, waived, discharged or terminated orally, but only by an instrument in writing which shall make specific reference to this agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought. After the first full year, this agreement may be terminated upon six months' written notice given by one party to the other.

          Upon termination hereof, the Fund shall pay to you such compensation as may be due to you as of the date of such termination, and shall likewise reimburse you for any out-of-pocket expenses and disbursements reasonably incurred by you to such date. In the event that in connection with termination a successor to any of your duties or responsibilities hereunder is designated by the Fund by written notice to you, you shall, promptly upon such termination and at the expense of the Fund, transfer to such successor a certified list of the shareholders of the Fund (with name, address and tax identification or Social Security number), a record of the account of such shareholder and the status thereof, and all other relevant books,

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First Wisconsin Trust Company
February 6, 1987
Page 11


          records and other data established or maintained by you under this agreement and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from you cognizant personnel in the establishment of books, records and other data by such successor.

     27.  Miscellaneous.  This agreement shall be construed and enforced in
          -------------
          accordance with and governed by the laws of the State of Wisconsin. The captions in this agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their constructon or effect. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     28. The Fund's sole and exclusive remedies under our arrangement with you, in the event it is determined that you are in breach of your responsibilities and not entitled to indemnification, shall be:

               (a) termination; or

               (b) to collect damages directly and actually incurred in a sum up to but not in excess of fifty percentum (50%) of any fees received during the period of 12 months immediately preceding your performance or failure to perform which constituted a material breach of this Agreement; or

               (c) to submit a claim for damages directly incurred by the Fund as a consequence of your failure to perform which constituted a material breach of this Agreement, and which act, non-act or event was covered under your Banker's Blanket Bond policy or policies, in which event you agree to indemnify and save us harmless solely to the extent of your best efforts to include our claim as a Loss Payee under your filing of a Proof of Loss under such policy; or

               (d) at your own expense to reprocess and correct you
                   administrative errors.

IN NO EVENT SHALL YOU BE LIABLE TO US OR TO ANY THIRD PARTY, FOR ANY DAMAGES, OTHER THAN THOSE IN CLAUSE (b) ABOVE, INCLUDING SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR A

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First Wisconsin Trust Company
February 6, 1987
Page 12


LOSS OF BUSINESS, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF PREVIOUSLY INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF THE FORM OF ACTION.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund whereupon this letter shall become a binding contract.

                              Very truly yours,

                              HEARTLAND GROUP, INC.

                              By:/s/ David P. Weber
                                 ---------------------------------

                              Title:Vice President
                                    ------------------------------

                              Date: February 11, 1987
                                   -------------------------------



The foregoing agreement is hereby accepted as of the date hereof.

ATTEST:                             FIRST WISCONSIN TRUST COMPANY

By: /s/ Eugene R. Lee               By: /s/ James D. Hintz
    ----------------------------        --------------------------

Title: Assistant Secretary          Title: Vice President
      --------------------------           -----------------------

Date: February 9, 1987              Date: February 9, 1987
     ---------------------------          ------------------------